CREDIT AGREEMENT
Dated as of February 21, 2008
among
CONSOLIDATED AMUSEMENT THEATRES, INC.,
as Borrower,
THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent, Agent and Lender
GE CAPITAL MARKETS, INC.
as Lead Arranger

TABLE OF CONTENTS

Page

1. AMOUNT AND TERMS OF CREDIT	1
1.1Credit Facilities	2
1.2Letters of Credit	5
1.3Prepayments	5
1.4Use of Proceeds	8
1.5Interest and Applicable Margins	8
1.6Reserved	11
1.7Reserved	11
1.8Cash Management Systems	11
1.9Fees	11
1.10Receipt of Payments	11
1.11Application and Allocation of Payments	11
1.12Loan Account and Accounting	12
1.13Indemnity	13
1.14Access	14
1.15Taxes	14
1.16Capital Adequacy; Increased Costs; Illegality	15
1.17Single Loan	17
2. CONDITIONS PRECEDENT	17
2.1Conditions to the Initial Loans	17
2.2Further Conditions to Each Loan	19
3. REPRESENTATIONS AND WARRANTIES	19
3.1Corporate Existence; Compliance with Law	19
3.2Executive Offices, Collateral Locations, FEIN, Organizational Number	20
3.3Corporate Power, Authorization, Enforceable Obligations	20
3.4Financial Statements and Projections	20
3.5Material Adverse Effect	21
3.6Ownership of Property; Liens	22
3.7Labor Matters	22
3.8Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	23
3.9Government Regulation	23
3.10Margin Regulations	23
3.11Taxes	23
3.12ERISA	24
3.13No Litigation	25
3.14Brokers	25
3.15Intellectual Property	25
3.16Full Disclosure	25
3.17Environmental Matters	26
3.18Insurance	27
3.19Deposit and Disbursement Accounts	27
3.20[Reserved]	27
3.21Trade Relations	27
3.22Bonding; Licenses	27
3.23Solvency	27
3.24Acquisition Agreement	27
3.25Status of Holdings	28
3.26OFAC	28
3.27Patriot Act	28
4. FINANCIAL STATEMENTS AND INFORMATION	28
4.1Reports and Notices	28
4.2Communication with Accountants	28
5. AFFIRMATIVE COVENANTS	29
5.1Maintenance of Existence and Conduct of Business	29
5.2Payment of Charges.	29
5.3Books and Records	30
5.4Insurance; Damage to or Destruction of Collateral	30
5.5Compliance with Laws	31
5.6Supplemental Disclosure	31
5.7Intellectual Property	32
5.8Environmental Matters	32
5.9Access Agreements; Liens on Real Estate Interests	32
5.10Interest Rate/Currency Fluctuations Protection	33
5.11Further Assurances	34
5.12Future Credit Parties	34
5.13Post Closing	34
6. NEGATIVE COVENANTS	35
6.1Mergers, Subsidiaries, Etc.	35
6.2Investments; Loans and Advances	38
6.3Indebtedness	39
6.4Employee Loans and Affiliate Transactions	39
6.5Capital Structure and Business	40
6.6Guaranteed Indebtedness	40
6.7Liens	40
6.8Sale of Stock and Assets	41
6.9ERISA	41
6.10Financial Covenants	41
6.11Hazardous Materials	41
6.12Sale Leasebacks	42
6.13Restricted Payments	42
6.14Change of Corporate Name or Location; Change of Fiscal Year	42
6.15No Impairment of Intercompany Transfers	42
6.16Real Estate Purchases	42
6.17Changes Relating to Material Contracts	43
6.18Holdings	43
7. TERM	43
7.1Termination	43
7.2Survival of Obligations Upon Termination of Financing Arrangements	43
8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	44
8.1Events of Default	44
8.2Remedies	46
8.3Waivers by Credit Parties	46
9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT	47
9.1Assignment and Participations	47
9.2Appointment of Agent	50
9.3Agent's Reliance, Etc.	51
9.4GE Capital and Affiliates	51
9.5Lender Credit Decision	51
9.6Indemnification	52
9.7Successor Agent	52
9.8Setoff and Sharing of Payments	53
9.9Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	53
10. SUCCESSORS AND ASSIGNS	55
10.1Successors and Assigns	55
11. MISCELLANEOUS	56
11.1Complete Agreement; Modification of Agreement	56
11.2Amendments and Waivers	56
11.3Fees and Expenses	58
11.4No Waiver	59
11.5Remedies	60
11.6Severability	60
11.7Conflict of Terms	60
11.8Confidentiality	60
11.9GOVERNING LAW	61
11.10Notices	61
11.11Section Titles	63
11.12Counterparts	63
11.13WAIVER OF JURY TRIAL	63
11.14Press Releases and Related Matters	63
11.15Reinstatement	64
11.16Advice of Counsel	64
11.17No Strict Construction	64

INDEX OF APPENDICES

Annex A (Recitals)	-Definitions
Annex B (Section 1.2)	-Letters of Credit
Annex C (Section 1.8)	-Cash Management System
Annex D (Section 2.1(a))	-Closing Checklist
Annex E (Section 4.1(a))	-Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))	-Collateral Reports
Annex G (Section 6.10)	-Financial Covenants
Annex H (Section 9.9(a))	-Lenders' Wire Transfer Information
Annex I (Section 11.10)	-Notice Addresses
Annex J (from Annex A-Commitments definition)	-Commitments as of Closing Date

Exhibit 1.1(a)(i)	-Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-Form of Revolving Note
Exhibit 1.1(b)	-Form of Term Note
Exhibit 1.5(e)	-Form of Notice of Conversion/Continuation
Exhibit 9.1(a)	-Form of Assignment Agreement
Exhibit B-1	-Application for Standby Letter of Credit
Schedule 1.1	-Agent's Representatives
Disclosure Schedule 1.4	-Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-Type of Entity; State of Organization
Disclosure Schedule 3.2	-Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-Financial Statements
Disclosure Schedule 3.4(b)	-Pro Forma
Disclosure Schedule 3.4(c)	-Projections
Disclosure Schedule 3.6	-Real Estate and Leases
Disclosure Schedule 3.7	-Labor Matters
Disclosure Schedule 3.8	-Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-Tax Matters
Disclosure Schedule 3.12	-ERISA Plans
Disclosure Schedule 3.13	-Litigation
Disclosure Schedule 3.14	-Brokers
Disclosure Schedule 3.15	-Intellectual Property
Disclosure Schedule 3.17	-Hazardous Materials
Disclosure Schedule 3.18	-Insurance
Disclosure Schedule 3.19	-Deposit and Disbursement Accounts
Disclosure Schedule 3.22	-Bonds; Patent, Trademark Licenses
Disclosure Schedule 6.3	-Indebtedness
Disclosure Schedule 6.4(a)	-Transactions with Affiliates
Disclosure Schedule 6.7	-Existing Liens

This CREDIT AGREEMENT (this “Agreement”), dated as of February 21, 2008 among CONSOLIDATED AMUSEMENT THEATRES, INC., a Nevada corporation (“Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrower has requested that Lenders extend revolving and term credit facilities to Borrower of up to Fifty Five Million Dollars ($55,000,000) in the aggregate for the purpose of funding a portion of the Acquisition (as defined herein) and to provide (a) working capital financing for Borrower and its Subsidiaries and (b) funds for other general corporate purposes of Borrower and its Subsidiaries; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents (as defined herein) by granting to Agent (as defined herein), for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, Reading International, Inc., a Nevada corporation (“Reading”) is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents, subject to certain release provisions more particularly set forth in the Reading Guaranty (as defined herein); and

WHEREAS, Consolidated Amusement Holdings, Inc., a Nevada corporation (“Holdings”) is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower to secure such guaranty; and

WHEREAS, all Domestic Subsidiaries of Borrower are willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of such existing and after-acquired personal and real property to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.      AMOUNT AND TERMS OF CREDIT

1.1           Credit Facilities.

(a)           Revolving Credit Facility.

(i)           Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”).  The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment.  The obligations of each Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date and subject to the terms and conditions hereof, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time.  Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (1) 1:00p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a ”Notice of Revolving Credit Advance”) must be given in writing (by telecopy, overnight courier, or Electronic Transmission) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent with respect to the use of proceeds.   If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii)           Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii)  (each a “Revolving Note” and, collectively, the “Revolving Notes”).  Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii)           Each payment of principal with respect to the Revolving Loan shall be paid to Agent for the ratable benefit of each Revolving Loan Lender making a Revolving Loan, ratably in proportion to each such Revolving Loan Lender’s respective Revolving Loan Commitment.

(b)           Term Loan B.

(i)           Subject to the terms and conditions hereof, each Term Lender agrees to make a term loan (collectively, the “Term Loan B”) on the Closing Date to Borrower in the original principal amount of its Term Loan B Commitment.  The obligations of each Term

Lender hereunder shall be several and not joint.  The Term Loan B shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b) (each a “Term B Note” and collectively the “Term B Notes”), and, except as provided in Section 1.12, Borrower shall execute and deliver each Term B Note to the applicable Term Lender.  Each Term B Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender's Term Loan B Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)           Borrower shall repay the principal amount of the Term Loan B in twenty (20) consecutive quarterly installments on the last day of March, June, September and December of each year, commencing March 31, 2008, as follows:

Payment                                           Installment
   Dates                                             Amounts

March 31, 2008                                        $125,000.00
June 30, 2008                                           $125,000.00
September 30, 2008                                 $125,000.00
December 31, 2008                                  $125,000.00

March 31, 2009                                        $125,000.00
June 30, 2009                                           $125,000.00
September 30, 2009                                 $125,000.00
December 31, 2009                                  $125,000.00

March 31, 2010                                        $125,000.00
June 30, 2010                                           $125,000.00
September 30, 2010                                 $125,000.00
December 31, 2010                                  $125,000.00

March 31, 2011                                        $125,000.00
June 30, 2011                                           $125,000.00
September 30, 2011                                 $125,000.00
December 31, 2011                                  $125,000.00

March 31, 2012                                        $125,000.00
June 30, 2012                                           $125,000.00
September 30, 2012                                 $125,000.00
December 31, 2012                                  $125,000.00

The final installment due on February 21, 2013 shall be in the amount equal to $47,500,000 or, if different the remaining principal balance of the Term Loan B.

(iii)           Notwithstanding Section 1.1(b)(ii), the aggregate outstanding principal balance of the Term Loan B shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the Term Loan B may be reborrowed.

(iv)           Each payment of principal with respect to the Term Loan B shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender's respective Term Loan B Commitment.

(c)           Incremental Term Loan B Facility.

(i)           The Borrower may, from time to time until the Commitment Termination Date, request the Lenders or, subject to Agent and Requisite Lenders’ prior approval and the other provisions of this clause (c), other financial institutions as set forth below, to provide additional Commitments with respect to the Term Loan B, at the Borrower’s option up to an aggregate amount not in excess of Fifteen Million Dollars ($15,000,000) (the “Incremental Term Loan B Facility”); provided, however, that (i) the Borrower shall have given Agent at least twenty (20) days advance written notice of its intention to obtain the Incremental Term Loan B Facility, the desired amount of the Incremental Term Loan B Facility and the intended Incremental Facility Effective Date (as hereinafter defined), (ii) all conditions precedent set forth in Section 2.1 and Section 2.2, as the case may be, applied as if the Incremental Term Loan B Facility became effective on the Closing Date, shall have been satisfied as of the Incremental Facility Effective Date; (iii) Agent shall have received on or prior to the Incremental Facility Effective Date a certificate of the Secretary or an Assistant Secretary of each Credit Party, in form and substance satisfactory to Agent, certifying the resolutions of such Person’s board of directors (or equivalent governing body) approving and authorizing the Incremental Term Loan B Facility to the extent of the stated desired amount of such Incremental Term Loan B Facility, and certifying that none of the organizational documents of such Credit Party delivered to the Agent prior thereto have been modified or altered in any way (or if modifications have occurred, certifying new copies of such organizational documents), (iv) Agent shall have received an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Agent and addressed to Agent dated the Incremental Facility Effective Date and addressing such matters as the Agent may reasonably request, (v) no Default or Event of Default exists or results therefrom and after giving pro forma effect thereto, Borrower is in compliance with the Financial Covenants set forth on Annex G and (vi) Agent shall have received such new Notes, reaffirmations of guaranties, security agreements, pledge agreements and subordination agreements as it shall request, together with amendments to all Mortgages reflecting that the Incremental Term Loan B Facility is secured pari passu with the Loans outstanding immediately prior to giving effect to the Incremental Term Loan B Facility, together with such endorsements to title policies as the Agent shall request.

(ii)           The Borrower shall offer the Incremental Term Loan B Facility to (x) first, the Lenders, and each Lender will have the right, but not any obligation, to commit their Pro Rata Share of the proposed Incremental Term Loan B Facility; provided that, if any Lender or Lenders shall decline to commit to such proposed Incremental Term Loan B Facility, then each other Lender which shall have committed to provide its Pro Rata Share of such proposed Incremental Facility shall have the right, but not any obligation to increase its commitment to such Incremental Term Loan B Facility, or (y) if all existing Lenders fail to provide the entire requested amount of such Incremental Term Loan B Facility as set forth above, then with the prior approval of Agent, Borrower may designate any other bank or other financial institution provided, however, that any new bank or financial institution must be acceptable to the Agent (an “Additional Lender”); and such Lender or Additional Lender shall have executed an assumption agreement in form and substance satisfactory to Agent (an “Assumption Agreement”) pursuant to which such Lender or Additional Lender shall agree to commit to all or a portion of such Incremental Term Loan B Facility and, in the case of an Additional Lender, to be bound by the terms of this Agreement as a Lender. On the effective date provided for in the Assumption Agreements providing for an Incremental Term Loan B Facility (each a “Incremental Facility Effective Date”), the Commitments in question will be increased, as appropriate, by the additional amount(s) committed to by each Lender or Additional Lender on the Incremental Facility Effective Date in regard thereto.  In the event there are Lenders and Additional Lenders that have committed to the Incremental Term Loan B Facility in excess of the maximum amount requested (or permitted), then the Agent shall have the right to allocate such commitments, first, to Lenders and then to Additional Lenders.

(iii)           The Incremental Term Loan B Facility (i) shall rank pari passu in right of payment with the Term Loan B, (ii) shall not have a final maturity earlier than the then existing maturity date for the existing Term Loan B, (iii) shall amortize at 1% per year (with the remainder payable at maturity), (iv) shall have an Applicable Margin equal to or greater than the Applicable Margin then in effect for the existing Term Loan B; provided if such Applicable Margin is greater than the Applicable Margin then in effect for the existing Term Loan B, the Applicable Margin for such Term Loan B shall automatically be increased such that the Applicable Margins for the Term Loan B and the Incremental Term Loan B Facility shall be equal and (v) except for any differences permitted hereby, shall have the same terms and conditions as the Term Loan B (it being understood that Incremental Term Loan B Facility may be made as part of the existing tranche of Term Loan B).  Any amendments necessary to effectuate this clause (c) may be made with the Agent’s and Borrower’s consent only.

(d)           Reliance on Notices.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2           Letters of Credit.  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

1.3           Prepayments.

(a)           Voluntary Prepayments.  Borrower may at any time on at least five (5) days' prior written notice to Agent voluntarily prepay all or part of the Term Loan B; provided that any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount.  In addition, Borrower may at any time on at least ten (10) days' prior written notice to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B; provided, however, that any such notice may state that it is conditioned upon the effectiveness of a refinancing and/or payment in full of the Obligations from the proceeds of other credit facilities, the consummation of a particular disposition or the occurrence of a change of control, in which case such notice may be revoked by Borrower (by notice to Agent on or prior to the specified prepayment date) if such condition is not satisfied, in which case no payment obligation shall arise.  Any such voluntary prepayment and any such termination of the Revolving Loan Commitment must be accompanied by the payment any LIBOR funding breakage costs in accordance with Section 1.13(b).  Upon any such prepayment and termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be terminated.  Any partial prepayments of the Term Loan B made by Borrower shall be applied to prepay the scheduled installments of the Term Loan B in inverse order of maturity.

(b)           Mandatory Prepayments.

(i)           If at any time the outstanding balance of the Revolving Loan exceeds the Maximum Amount, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

(ii)           Immediately upon receipt by any Credit Party of any cash proceeds of any asset disposition, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable transaction costs, fees and expenses properly attributable to such transaction and payable by such Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of Liens on such asset (to the extent such Liens constitute Liens permitted hereunder), if any, and (D) an appropriate reserve for income taxes paid or payable in accordance with GAAP in connection therewith, including any reserves required to be established in accordance with GAAP against liabilities reasonably anticipated and attributable to the subject asset disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such asset disposition; provided that upon the reversal of any such reserve, such amounts so reversed shall be immediately used to repay the Loans in accordance herewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).  The following shall not be subject to mandatory prepayment under this clause (ii):  (1) proceeds of sales and dispositions permitted under Section 6.8 (a), (b), (c) or (d), and (2) asset disposition proceeds that are reinvested in the Business within two hundred seventy (270) days following receipt thereof and until reinvested are used to repay outstanding Revolving Loans or if no Revolving Loans are then outstanding are deposited in a Blocked Account in which Agent has a first priority perfected Lien; provided that Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs.  Thereafter, such funds shall be made available to such Credit Party for reinvestment as follows: (i) Borrower shall request a Revolving Credit Advance or release from the Blocked Account be made to such Credit Party in the amount requested to be released; and (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from such Blocked Account.  To the extent not reinvested, such proceeds shall be applied in accordance with Section 1.3(c); provided that in the case of proceeds pertaining to any Credit Party other than Borrower, such proceeds shall be applied to the Loans owing by Borrower.

(iii)           If any Credit Party issues Stock (other than Stock issuances to Reading or its Affiliates the proceeds of which are contributed to the Borrower and used for the improvement or expansion of the Business, Permitted Acquisitions, Capital Expenditures or Investments permitted hereunder) or any Credit Party incurs Indebtedness (other than Indebtedness incurred pursuant to Section 6.3), no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds from the issuance of such Stock or incurrence of Indebtedness, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c).  The following shall not be subject to prepayment under this clause (iii):  proceeds of Stock issuances to employees of Holdings and its Subsidiaries.

(iv)           Until the Termination Date, Borrower shall prepay the Obligations on March 31 of each Fiscal Year in an amount equal to seventy five percent (75%) of Excess Cash Flow for the immediately preceding Fiscal Year, commencing with the Fiscal Year ending December 31, 2008 which shall be payable on March 31, 2009.  Any prepayments from Excess Cash Flow paid pursuant to this clause (iv) shall be applied in accordance with Section 1.3(c).  Each such prepayment shall be accompanied by a certificate signed by a Responsible Financial Officer of the Borrower certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to Agent.

(v)           If as of the last day of any Fiscal Quarter, the Loan to Contributed Capital Ratio is more than 82.5%, no later than 5 Business Days after the end of such Fiscal Quarter Borrower shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to the amount that would result in such Loan to Contributed Capital Ratio equaling no more than 82.5%.  Any such prepayment shall be applied in accordance with Section 1.3(c).

(c)           Application of Certain Mandatory Prepayments.  Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii), (b)(iii), (b)(iv) or (v)  above and any prepayments from insurance or condemnation proceeds in accordance with Section 5.4(b) or (c) and the Mortgage(s), respectively, shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan B; third, to prepay the scheduled principal installments of the Term Loan B in inverse order of maturity, until such Term Loan B shall have been prepaid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the outstanding principal balance of Revolving Credit Advances until the same has been paid in full; and sixth, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; provided, however, that if an Event of Default has occurred and is continuing, such prepayment occurs other than through the exercise of remedies pursuant to the terms of the Loan Documents and the Requisite Revolving Lenders so

elect, any such prepayments shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan B and Revolving Loan; third, to prepay the Term Loan B and the Revolving Loan, applied pro rata to scheduled principal installments of the Term Loan B, and applied to Revolving Credit Advances before application to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Annex B.  The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

(d)           No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not  permitted by other provisions of this Agreement or the other Loan Documents.

1.4           Use of Proceeds.  Borrower shall utilize the proceeds of the Loans solely for the Acquisition and Permitted Acquisitions (and to pay any related transaction expenses), and for the financing of the ordinary working capital and general corporate needs of Borrower and its Subsidiaries.  Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5           Interest and Applicable Margins.

(a)           Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates with respect to the Revolving Credit Advances and the Term Loan B, the Index Rate plus the Applicable Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum.

As of the Closing Date the Applicable Margins are as follows:

Applicable Index Margin	2.75%
Applicable LIBOR Margin	4.00%

The Applicable Margins may be adjusted by reference to the following grids:

If Leverage Ratio is:	Level of Applicable Margins:
> 3.25	Level I
> 2.75, but < 3.25	Level II
> 2.25, but < 2.75	Level III
< 2.25	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Index Margin	2.75%	2.50%	2.25%	2.00%
Applicable LIBOR Margin	4.00%	3.75%	3.50%	3.25%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending March 31, 2008 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by a Responsible Financial Officer of the Borrower, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the date that is five (5) days following the delivery of those Financial Statements demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.  In the event that any Financial Statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the foregoing pricing grid (the “Accurate Applicable Margin”) for any period that such Financial statement or Compliance Certificate covered, then (i) Borrower shall immediately, following actual knowledge of the Borrower of the occurrence thereof, deliver to the Agent a correct Financial Statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Financial Statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the foregoing pricing grid for such period as set forth in the foregoing pricing grid for such period and (iii) shall concurrently with the delivery of the corrected Financial Statement or Compliance Certificate, as the case may be, pay to the Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.    The provisions of this definition shall not limit the rights of the Agent and the Lenders with respect to Section 1.5(d) or Article VIII.

(b)           Solely for purposes of the payment of interest and not in connection with the calculation of Financial Covenants or otherwise, if any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of interest rates and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d)           So long as an Event of Default has occurred and is continuing under Section 8.1(a), (g) or (h), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower (a “Default Rate Notice”), the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default (if in respect of such an Event of Default under Section 8.1(a), (g) or (h)) or in the case of any other Event of Default from and after receipt by Borrower of a Default Rate Notice, in either case, until the subject Event of Default is cured or waived and shall be payable upon demand.

(e)           Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of such amount.  Any such election must be made by 1:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by telecopy, overnight courier or Electronic Transmission.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)           Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final non-appealable order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum

Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6           Reserved

1.7           Reserved.

1.8           Cash Management Systems.  On or prior to the  Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9           Fees.

(a)           Borrower shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter.

(b)           As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the last day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to one-half of one percent (0.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan outstanding during the period for which the such Fee is due.

(c)           Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

1.10           Receipt of Payments.  Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account.  For purposes of computing interest and Fees and Borrowing Availability of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time.  Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11           Application and Allocation of Payments.

(a)           So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(c).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share; provided that any such payments received shall be applied first to repay Loans outstanding as Index Rate Loans and then to Loans outstanding as LIBOR Rate Loans, with those LIBOR Rate Loans having earlier expiring LIBOR Periods being repaid prior to those with later expiring LIBOR Periods.  As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  In the absence of a specific determination by Agent with respect thereto, payments from proceeds of Collateral following the exercise of remedies shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the other Loans and any Obligations under any Secured Rate Contract and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans, Obligations under any Secured Rate Contracts and outstanding Letter of Credit Obligations; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)           Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due (and, in the case of any expenses, Charges, and costs, following the presentment of an invoice therefor), even if the amount of such charges would exceed Borrowing Availability at such time.  At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12           Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances and the Term Loan B, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13           Indemnity.

(a)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any Credit Party, any affiliate thereof or any third party against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the Loan Documents, the commitment and proposal letters related thereto, the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all losses associated with  Electronic Transmissions or E-Systems as well as for failures caused by a Credit Party’s equipment, software, services or otherwise used in connection therewith, and any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents with respect to, or relating to the transactions under, the Loan Documents and any investigation, litigation, or proceeding related to any such matters (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)           To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written, reasonably detailed, calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14           Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon five (5) Business Days’ prior written notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party.  If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default under Section 8.1(a), (g) or (h) has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its material suppliers.  Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  Agent will give Lenders at least five (5) Business Days’ prior written notice of regularly scheduled audits, which audits, in the absence of the existence of an Event of Default, shall occur no more frequently than annually.  Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.

1.15           Taxes.

(a)           Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b)           Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each Lender organized under the laws of a state of the United States shall provide to Borrower and Agent a properly completed and executed IRS Form W-9. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN -or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a “Certificate of Exemption”).  The Agent shall have the right to refuse to allow a Person to be a Lender under this Agreement if such Person has not provided to the Agent a Form W-9 or a Certificate of Exemption prior to becoming a Lender hereunder.

1.16           Capital Adequacy; Increased Costs; Illegality.

(a)           If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall be presumptive evidence of the matters set forth therein.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

(c)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)           Within forty five (45) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower's notice of intention to replace such Affected Lender.  Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17           Single Loan.  All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2.      CONDITIONS PRECEDENT

2.1           Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:

(a)           Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b)           Acquisition of Assets Free and Clear.  Agent shall have received evidence that the assets acquired in the Acquisition are being acquired free and clear of any Liens (other than Liens permitted hereunder), such evidence to be reflected in documentation reasonably acceptable to Agent.

(c)           Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d)           Payment of Fees.  Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all reasonable, documented and out-of-pocket fees, costs and expenses of closing presented as of the Closing Date.

(e)           Capital Structure: Other Indebtedness.  The capital structure of each Credit Party, the corporate structure of the Credit Parties, the terms and conditions of all Indebtedness of each Credit Party, and all governing organizational documents of the Credit Parties, as well as the tax effects resulting from the Acquisition,  shall be reasonably acceptable to Agent in its sole discretion.

(f)           Due Diligence.  Agent shall have completed its business, environmental, and legal due diligence, including without limitation as to Material Contracts, other debt instruments, equity and member agreements, management agreements, incentive and employment agreements, acquisition agreement, tax agreements and other material agreements and governing documents of the Credit Parties, with results reasonably satisfactory to Agent.

(g)           Evidence of Competitive Free Film Zone.  Agent shall be satisfied that all Acquired Theatres (other than Kaahumanu) shall operate in a “competitive free film zone”.

(h)           Maximum Leverage Ratio/Loan to Contributed Capital Ratio.  After giving pro forma effect to the Related Transactions, Borrower and its Subsidiaries shall have, on a consolidated basis, for the twelve months ending on December 31, 2007, a Leverage Ratio of not more than 3.6:1.0.  After giving pro forma effect to the Related Transactions, the Loan to Contributed Capital Ratio as of the Closing Date shall not exceed 69%.

(i)           Minimum EBITDA.  After giving pro forma effect to the Related Transactions, Borrower and its Subsidiaries shall have, on a consolidated basis, EBITDA for the twelve month period ending on December 31, 2007 of not less than $13,789,000.

(j)            Consummation of Related Transactions.  Agent shall have received fully executed copies of the Acquisition Agreement and final and complete copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent.  The Acquisition and the other Related Transactions shall have been consummated in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents.  The Acquisition shall include solely the Acquired Theatres and the purchase price shall not exceed $69,300,000.  Additionally, Agent shall have received evidence that (i) the Closing Date Equity Contribution shall have been made on terms and conditions reasonably satisfactory to the Agent and (ii) the Manville Theatre Contribution and the Dallas Theatre Contribution shall have been consummated, in form and substance reasonably satisfactory to Agent.

(k)           No Material Changes.  As of the Closing Date, (i) since the Sellers’ audited financial statements dated June 30, 2007, there not occurring or becoming known to the Agent any event, development or circumstance that has caused or could reasonably be expected to cause any material adverse condition or material adverse change in or affecting the industry in which the Borrower operates, the business, operations, property (including but not limited to the Collateral), condition (financial or otherwise) or prospects or projections of the Borrower and its affiliates, or of any other Credit Party, (ii) there not occurring or becoming known to the Agent any information or other matter affecting the Acquired Theatres, or Borrower, any of its affiliates, Guarantors or the Related Transactions that in the Agent’s judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Lenders prior to the date hereof, (iii) no litigation commenced which would challenge the Related Transactions or which, if successful, would have a material adverse impact on the Borrower, its business, or its ability to repay the Obligations, (iv) since the Sellers’ most recent audited financial statements, no material increase in the liabilities, liquidated or contingent, or a material decrease in the assets.

(l)           Minimum Cash on Hand.  After giving pro forma effect to the Related Transactions, Borrower and its Subsidiaries shall have, on a consolidated basis, cash on hand of not less than $700,000.

2.2           Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall not have been untrue or incorrect as of such earlier date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification) and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Revolving Lenders have determined not to make such Revolving Credit Advance or incur any Letter of Credit Obligation as a result of the fact that such representation or warranty is untrue or incorrect as aforesaid;

(b)            any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c)           after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the Maximum Amount.

The request and acceptance by Borrower of the proceeds of any Advance, or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2  have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.      REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement. The representations shall be deemed to apply to the Acquired Theatres, the Dallas Theatre and the Manville Theatre after giving pro forma effect to the consummation of the Acquisition, the Dallas Theatre Contribution and the Manville Contribution as if the Borrower owned such theaters at all times on and prior to the Closing Date.

3.1           Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company, general partnership or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, which as of the date hereof is set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law and regulation, except where the failure to comply, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2           Executive Offices, Collateral Locations, FEIN, Organizational Number.  As of the Closing Date, each Credit Party's name as it appears in official filings in its state of incorporation or organization, the state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party's chief executive office and the warehouses and premises at which any Collateral are located are set forth in Disclosure Schedule (3.2).  In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, Theatre Lease or other material lease, material agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4           Financial Statements and Projections.  Except for the Projections and the Pro Forma, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)           Financial Statements.  The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

(i)           The audited consolidated balance sheets at June 28, 2007 and the related statements of income and cash flows of Sellers with respect to the Acquired Theatres for the Fiscal Year then ended, certified by KPMG, LLP.

(ii)           The unaudited balance sheet(s) at December 31, 2007 and the related statement(s) of income and cash flows of Reading with respect to the Manville Theatre and the Dallas Theatre.

(b)           Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Borrower and its Subsidiaries dated January 1, 2008.

(c)           Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower in light of the past operations of the Acquired Theatres, the Dallas Theatre and the Manville Theatre, but including future payments of known contingent liabilities, and reflect projections for the five year period beginning on January 1, 2008 on a month-by-month basis.  The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein.  The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5           Material Adverse Effect.  Between June 30, 2007 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any Material Contract, lease or other material agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since June 30, 2007 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6           Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, (as of the Closing Date, all as described on Disclosure Schedule (3.6)), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Liens permitted hereunder, and there are no facts, circumstances or conditions  known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets.  Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights existing as of the Closing Date and pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7           Labor Matters.  Except as set forth on Disclosure Schedule (3.7), as of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding Stock of each Credit Party is owned, as of the Closing Date, by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8).  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9           Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under any federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10           Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11           Taxes.  All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $50,000 in the aggregate.  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure

Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  Except as set forth on Disclosure Schedule (3.11), none of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12           ERISA.

(a)           Disclosure Schedule (3.12) lists as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series form for each such Plan have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23.  Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA

Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

3.13           No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14           Brokers.  Except as set forth on Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

3.15           Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all material Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each registered Patent, registered Trademark, registered Copyright and License (other than any License in respect of commercially available software or any License in respect of the presentation of any motion picture or other License necessary to conduct the Business in the normal course) is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15).  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  Except as set forth in Disclosure Schedule (3.15), as of the Closing Date, no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16           Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement (other than any Projections, pro forma statements or other forward looking disclosures) contains or will contain, when delivered, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided that (a) with respect to information relating to Borrower’s industry generally and trade data which relates to a Person that is not a Credit Party, Borrower represents and warrants only that such information is believed by it in good faith to be accurate in all material respects, and (b) with respect to Financial Statements, other than projected financial information, Borrower only represents that such Financial Statements present fairly in all material respects the consolidated financial condition of the applicable Person as of the dates indicated.  Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower as of such delivery date, and reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.  Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections.  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times, subject to compliance with, and the exclusions from, the provisions hereof and the Collateral Documents, be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Liens permitted hereunder.

3.17           Environmental Matters.

(a)           Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not materially adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief against any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b)           Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18           Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19           Deposit and Disbursement Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20           [Reserved]

3.21           Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any supplier essential to its operations.

3.22           Bonding; Licenses.  Except as set forth on Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it.

3.23           Solvency.  Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Acquisition and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each of the Borrower, individually, and the Credit Parties, taken as a whole, is and will be Solvent.

3.24           Acquisition Agreement.  As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) and the Reading Note.  No Credit Party and to the knowledge of any Credit Party no other Person party thereto is in default in the performance or compliance with any provisions thereof.  The Acquisition Agreement complies with, and the Acquisition has been consummated in accordance with, all applicable laws.  The Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Credit Party of its business thereafter.  To each Credit Party's knowledge, none of the Sellers’ representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.  Each of the representations and warranties given by each applicable Credit Party in the Acquisition Agreement is true and correct in all material respects.

3.25           Status of Holdings.  Prior to the Closing Date, Holdings will not have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the Related Transactions Documents and this Agreement).

3.26           OFAC.  No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

3.27           Patriot Act.  Each Credit Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.      FINANCIAL STATEMENTS AND INFORMATION

4.1           Reports and Notices.

(a)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

4.2           Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any

Credit Party with respect to the business, results of operations and financial condition of any Credit Party.  In connection with the exercise of any such rights, Agent or such Lender shall provide Borrower with a copy of all transmittals and requests made to Borrower’s accountants concurrently with the transmittal thereof to such accountants, and shall give Borrower reasonably prior opportunity to participate in any conversations or meetings with such accountants.

5.      AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1           Maintenance of Existence and Conduct of Business.  Each Credit Party shall:  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises, except as permitted by Section 6.1; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.  Except as otherwise permitted hereunder, each Credit Party shall maintain good and marketable fee simple title to all of its owned Real Estate and a valid leasehold interest in all of its leased Real Estate.

5.2           Payment of Charges.

(a)           Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all (i) material Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), all Charges with respect to tax, social security and unemployment withholding with respect to its employees and all other material Charges, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $500,000.

(b)           Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien other than a Permitted Encumbrance shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral  becomes subject to forfeiture or loss as a result of such contest, and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3           Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4           Insurance; Damage to or Destruction of Collateral.

(a)           The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or  other replacement policies of insurance covering similar risks and in such amounts as are maintained by other Persons engaged in a similar Business and issued by insurers reasonably acceptable to Agent.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.

(c)           Borrower and each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance of Borrower and the other Credit Parties naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies of the Credit Parties naming Agent, on behalf of itself and Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing , as Borrower’s and each other Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.  After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances and amounts required to be paid to landlord under any leases, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), provided that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower, or permit or require each Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect, no Default has occurred and is continuing, and such loss or casualty does not occur at, or relate to, a theatre which generates more than 5% of Borrower’s revenues, Agent shall, to the extent Agent is in possession thereof, deliver to the applicable Credit Party all casualty insurance proceeds so that the applicable Credit Party can replace, restore, repair or rebuild the property; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 270 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(c); provided further that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower.  All insurance proceeds that are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment).  All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a Blocked Account.  Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance or release from the cash collateral account be made to such Credit Party in the amount requested to be released; and (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from such Blocked Account.  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(c); provided that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower.

5.5           Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6           Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties' election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7           Intellectual Property.  Each Credit Party will conduct its business and affairs without material infringement of or material interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8           Environmental Matters.  Each Credit Party shall and shall reasonably attempt to cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Agent a copy of any material order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the reasonable and documented costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9           Access Agreements; Liens on Real Estate Interests.

(a)           Fee Owned Real Estate and Leasehold Interest with respect to Movie Theatres. On or prior to the Closing Date, Agent shall have received Mortgages covering all Mortgaged Properties together with all requirements set forth in Annex D with respect thereto.  To the extent permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate or a leasehold interest with respect to any movie theatre after the Closing Date, it shall within 10 Business Days of the consummation of such acquisition provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with, if requested by Agent and within such reasonable time frames as may be requested by Agent, environmental audits, mortgage title insurance policy, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, landlord estoppel agreements, mortgagee waivers, if applicable and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.  If any lease which is subject to a Mortgage in favor of Agent expires or terminates and is subsequently renewed, Borrower shall with reasonable promptness provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with, if requested by Agent and within such reasonable time frames as may be requested by Agent, mortgage title insurance policy, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, landlord estoppel agreements, mortgagee waivers, if applicable and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

(b)           Other Leased Property.  On or prior to the Closing Date, Agent shall have received, with respect to all leased property where (1) a Credit Party is the lessee, (2) the leased property does not contain a movie theatre, (3) all of such leased property has not been sublet to a third party and (4) the Credit Parties maintain Collateral in excess of $250,000, a landlord waiver or bailee agreement with respect to such location, which agreement shall contain a waiver or subordination of all Liens or claims that such lessor, mortgagee or bailee may assert against the Collateral at that location, shall grant Agent access to the Collateral at that location, with respect to all leased property shall contain the consent of the lessor to a Mortgage on such location in favor of Agent, and shall otherwise be reasonably satisfactory in form and substance to Agent.  After the Closing Date, no real property or warehouse space which does not contain a movie theatre and where Collateral with a value in excess of $250,000 is maintained shall be leased by any Credit Party without the prior written consent of Agent unless and until a satisfactory agreement with the applicable lessor or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

5.10           Interest Rate/Currency Fluctuations Protection.  Within ninety (90) days after the Closing Date, Borrower shall enter into and maintain interest rate cap, swap or collar agreements, or other agreements or arrangements designed to provide protection against fluctuations in interest rates, which shall be on terms, for a period of at least 2 years following the Closing Date and with counter parties reasonably acceptable to Agent, and pursuant to which Borrower is protected against increases in interest rates from and after the date of such contracts as to a notional amount of not less than 50% of the Loans outstanding on the Closing Date.

5.11           Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.  Each Credit Party (other than Holdings) executing this Agreement acknowledges and agrees that it will not issue any Stock to any other Person after the Closing Date unless (i) no Change of Control would result therefrom and (ii) such Stock is pledged to Agent, pursuant to documentation and with such diligence as Agent shall request.

5.12           Future Credit Parties.  In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, such Person shall within 10 Business Days of becoming a Domestic Subsidiary become a Credit Party, and concurrently with such Person’s becoming a Credit Party, the Credit Party that owns the Stock of such Person shall (i) pledge 100% such Stock and all Intercompany Notes issued by such Person to Agent pursuant to the Borrower Pledge Agreement or such other pledge agreement in form and substance reasonably satisfactory to Agent, (ii) shall cause such Person (A) to become a party to this Agreement, and (B) to provide all relevant documentation with respect thereto and to take such other actions as such Person would have been required to provide and take pursuant to Annex D if such Person had been a Credit Party on the Closing Date; (iii) shall cause such Person (A) to become a party to the Subsidiary Guaranty, the Security Agreement and, if such Credit Party owns any Stock, cause such Credit Party to become a party to a stock pledge agreement in form and substance reasonably satisfactory to Agent, pursuant to which such Credit Party shall pledge 100% of the Stock of any of its Domestic Subsidiaries and 66% of the voting Stock and 100% of the non-voting Stock of its first tier Foreign Subsidiaries and (B) to provide all relevant documentation with respect thereto and to take such other actions as such Person would have been required to provide and take pursuant to Annex D if such Person had been a Credit Party on the Closing Date and (iv) if such Person owns or leases any Real Estate, to comply with Sections 5.9 with respect to such Real Estate.  Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section 5.11 the recordation thereof, if applicable, and the completion of such other conditions as may be necessary to perfect a security interest in or a lien upon the assets purportedly the subject of such Collateral Document, Agent shall have a valid and enforceable, perfected, first priority Lien on the respective Collateral covered thereby, free and clear of all Liens, other than (i) Permitted Encumbrances and (ii) perfection of Liens in other assets of the Credit Parties in an aggregate amount not to exceed $100,000 at any one time.  All actions to be taken pursuant to this Section 5.11 shall be at the expense of Borrower or the applicable Credit Party, and shall be taken to the reasonable satisfaction of Agent.

5.13           Post Closing.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to:

(i)           deliver to the Agent no later than 60 days after the Closing Date, the audited consolidated balance sheets at June 30, 2005 and 2006 and the related statements of income and cash flows of Sellers with respect to the Acquired Theatres for the Fiscal Years then ended, certified by KPMG LLP;

(ii)           deliver to the Agent no later than 60 days after the Closing Date (which time period may be extended in the Agent’s discretion), (1) a landlord estoppel agreement, in form and substance satisfactory to the Agent, with respect to the leased location at the Mockingbird Station Shopping Center, Dallas County, Texas and (2) a leasehold mortgage, in form and substance satisfactory to the Agent, with respect to the leased location at the Mockingbird Station Shopping Center, Dallas County, Texas;

(iii)           use commercially reasonable efforts to deliver to the Agent no later than 90 days after the Closing Date, landlord estoppel agreements, in form and substance reasonably satisfactory to the Agent, with respect to the following Acquired Theatres: Koko Marina; Ko’olau; Kaahumanu; and Kukui Mall;

(iv)           deliver to the Agent no later than 180 days after the Closing Date (which time period may be extended in the Agent’s discretion), either (1) (x) a landlord estoppel agreement, in form and substance satisfactory to the Agent, with respect to the leased location at 4211 Waialae Avenue, Honolulu, Hawaii and (y) a leasehold mortgage, in form and substance satisfactory to the Agent, with respect to the leased location at 4211 Waialae Avenue, Honolulu, Hawaii or (2) a collateral assignment duly executed by Borrower and Kahala Center Company, in form and substance satisfactory to the Agent, with respect to the Kahala Management Agreement.

(v)           deliver to the Agent not later than 120 days after the Closing Date, with respect to the Koko Marina 8 leased location, evidence satisfactory to Agent of (1) recordation of a certified copy of (x) Stipulation for Dismissal With Prejudice of All Claims in the Complaint and First Amended Counterclaim Except for Claims Brought by Counterclaimants Against Counterclaim Defendant Funds 4 US, LLC, filed November 20, 2006, and (y) Release and Discharge of Notice of Pendency of Action filed on September 27, 2004, filed December 29, 2005, and (2) recordation of a Release and Discharge of Notice of Pendency of Action that was recorded November 20, 2003 as Document No. 2003-254884.

6.      NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1           Mergers, Subsidiaries, Etc.

  No Credit Party shall directly or indirectly, by operation of law or otherwise without the prior written consent of the Requisite Lenders (other than the Related Transactions), (a) form or acquire any Foreign Subsidiary or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person; provided that: any Credit Party may merge, consolidate or liquidate with another Credit Party; provided that if Borrower is a party to such merger or consolidation, Borrower shall be the surviving entity.  Notwithstanding the foregoing, Borrower (or Holdings, so long as contemporaneously therewith, all assets so acquired are transferred to Borrower), may acquire all or substantially all of the assets or Stock of, any Person (the “Target”) or consummate any Theater Acquisition (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i)           Agent shall receive at least thirty (30) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)           such Permitted Acquisition shall only involve assets located in the United States or Canada, shall be in a competitive free film zone and comprising a business, or those assets of a business, of the type engaged in by Borrower as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

(iii)           such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

(iv)           no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) Indebtedness permitted pursuant to Section 6.7(c) and (C) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v)           the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed in the aggregate $15,000,000 in the case of all or any portion of such Permitted Acquisitions funded with the proceeds of the Loans and $25,000,000 for all such Permitted Acquisitions;

(vi)           the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition and after giving effect to cost savings, synergies and other savings approved by Agent;

(vii)           the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii)                      at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Holdings and Borrower and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(ix)           Concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A)                      a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, Holdings and its Subsidiaries would have had a ratio of Funded Debt to EBITDA not in excess of 2.75 to 1.0 for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), (y) average daily Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $1,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability of $1,000,000 shall continue for at least ninety (90) days after the consummation of such Permitted Acquisition, and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(B)                      updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C)                      a certificate of the chief financial officer of Holdings and Borrower to the effect that: (w) Borrower (after taking into consideration all rights of contribution and indemnity Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and Borrower (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and Borrower subsequent to the date thereof based upon the historical performance of Holdings, Borrower and the Target and show that Holdings and Borrower shall continue to be in compliance with the financial covenants set forth in Annex G for the 1-year period thereafter; and (z) Holdings and Borrower has completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(x)           on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, including those specified in the last sentence of Section 5.9; and

(xi)           at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

6.2           Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:  (a) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business; (b) each Credit Party may make and hold investments in respect of prepaid expenses, negotiable instruments held for collection or lease, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business; (c) each Credit Party may hold investments constituting non-cash consideration received by such Credit Party in connection with asset dispositions permitted hereby; (d) each Credit Party may make Investments in connection with Permitted Acquisitions; (e) each Credit Party may make investments in any Guarantor (other than Reading or Holdings) and any Guarantor may make investments in Borrower or in any other Guarantor (other than Reading or Holdings), (f) each Credit Party may, with the prior written consent of the Agent (which consent shall not be unreasonably withheld), make other investments funded with proceeds of equity issuances or capital contributions not required to be used repay the Loans; (g) maintain its existing investments in its Subsidiaries as of the Closing Date; (h) each Credit Party may hold investments resulting from hedging obligations under swaps, caps and collar arrangements arranged by GE Capital or any Lender entered into pursuant to Section 5.10 or any other hedging obligation entered into for non-speculative purposes and (i) so long as no Default or Event of Default has occurred and is continuing, Borrower may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) demand and time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above, and (j) other investments not exceeding $100,000 in the aggregate at any time outstanding.

6.3           Indebtedness.

(a)           No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable taken as a whole to any Credit Party, Agent or any Lender, than the terms of the Indebtedness being refinanced, amended or modified, (v) hedging obligations under swaps, caps and collar arrangements arranged by GE Capital or any Lender entered into pursuant to Section 5.10 or any other hedging obligation entered into for non-speculative purposes, (vi) Indebtedness specifically permitted under Section 6.1, (vii) obligations under surety bonds, appeal or similar obligations entered into in the ordinary course of business, and (viii) Indebtedness consisting of intercompany loans and advances made by Borrower to any other Credit Party that is a Guarantor or by any such Guarantor to Borrower; provided, that: (A) Borrower shall have executed and delivered to each such Guarantor, and each such Guarantor shall have executed and delivered to Borrower, if so requested by Agent, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by Borrower to such Guarantor or by such Guarantor to Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by Borrower and after giving effect thereto, Borrower shall be Solvent; and (E) no Default or Event of Default pursuant to Section 8.1(a), (g) or (h) would occur and be continuing after giving effect to any such proposed intercompany loan.

(b)           No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance and Liens permitted under Section 6.7(c)  if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) as otherwise permitted in Section 6.14 and (v) Indebtedness owing to a Credit Party (other than Holdings) permitted hereunder.

6.4           Employee Loans and Affiliate Transactions.

(a)           Except (i) as otherwise expressly permitted in this Section 6 with respect to Affiliates,  (ii) as set forth in the Reading Management Agreement, (iii) reasonable and customary fees paid to, and indemnities issued for the benefit of, members of the board of directors (or similar governing body) of Holdings and its Subsidiaries in the ordinary course of business and so long as no Event of Default has occurred and is continuing and (iv) compensation arrangements for, and indemnities issued for the benefit of, officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business and so long as no Event of Default has occurred, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party.  In addition, if any such transaction or series of related transactions involves payments in excess of $500,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders.  All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b)           No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm's-length basis in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $100,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding.

6.5           Capital Structure and Business.  If all or part of a Credit Party's Stock is pledged to Agent, that Credit Party shall not issue additional Stock.  No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations.  No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.6           Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement, (c) for Guaranteed Indebtedness arising in connection with operating leases entered into by a Credit Party from time to time and (d) for customary Guaranteed Indebtedness incurred by such Credit Party in favor of title insurers.

6.7           Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to the Collateral or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money Indebtedness and such Indebtedness is incurred within ninety (90) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (d) Liens in the nature of deposits received by a Credit Party from a sublessor or other account debtor in the ordinary course of business.  In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except (1) operating leases, Capital Leases, Equipment and Fixtures that are subject to purchase money obligations permitted hereby or Licenses which prohibit Liens upon the assets that are subject thereto, (2) leasehold interests in Real Property (other than in respect of leaseholds in respect of a movie theater) and (3) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business.

6.8           Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the non-exclusive licensing of intellectual property rights in the ordinary course of business; (c) dispositions of property (including Stock) by any Subsidiary to Borrower or to another Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Subsidiary that is a Guarantor, (d) dispositions of property by Borrower to any Subsidiary that is a Guarantor, (e) leases or subleases of interests in real property entered into in the ordinary course of business (other than leases or subleases of any material portion of a Theatre Lease which lease or sublease could reasonably be expected to (i) have a Material Adverse Effect, (ii) impair such Credit Party’s ability to operate its movie theatre operations conducted therein or (iii) materially impair the Collateral), (f) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the ordinary course of business, (g) dispositions of cash and cash equivalents in the ordinary course of business except to the extent otherwise prohibited hereby, (h) the sale or other disposition by a Credit Party of Equipment and Fixtures that are obsolete or no longer used or useful in such Credit Party's business and (i) other dispositions of assets having a book value, not exceeding $250,000 in the aggregate in any Fiscal Year.

6.9           ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liability in excess of $250,000 in the aggregate.

6.10           Financial Covenants.  Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11           Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities or impacts on the value or marketability of any such Real Estate or Collateral that could not reasonably be expected to have a Material Adverse Effect.

6.12           Sale-Leasebacks.  No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13           Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Guarantors to the extent permitted by Section 6.3, (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (c) employee loans permitted under Section 6.4(b), (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3, (e) Permitted Tax Distributions, (f) dividends and distributions by the Credit Parties to the parent company of Holdings in any Fiscal Year in an aggregate amount not to exceed 25% of Excess Cash Flow from the immediately preceding Fiscal Year so long as (i) Borrower has made the required prepayment of the Obligations for such preceding Fiscal Year in accordance with Section 1.3(b)(iv) (ii) no Default or Event of Default has occurred and is continuing or would result therefrom and (iii) as of the date of such payment, Borrower’s Leverage Ratio is less than 2.75:1.0 and (g) payments made pursuant to the Reading Management Agreement as in effect on the date hereof and pro-rata payments made with respect to Reading company-wide contracts.

6.14           Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization; provided that Borrower may change its name to Consolidated Entertainment, Inc., so long as Borrower delivers evidence of such name change to Agent within 15 days after the giving effect thereto, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States or Canada.  No Credit Party shall change its Fiscal Year.

6.15           No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

6.16           Real Estate Purchases.  No Credit Party shall acquire any fee simple ownership interests or leasehold interests in Real Estate unless such Credit Party has complied with the requirements of Section 5.9.

6.17           Changes Relating to Material Contracts.

(a)           No Credit Party shall change or amend the terms of the Reading Management Agreement or the Kahala Management Agreement if the effect of such amendment would have a material adverse effect on any Credit Party, the Agent or Lenders

(b)           No Credit Party shall change or amend the terms of the Reading Note if such amendment or change would make (i) the Reading Note a recourse obligation of the Borrower and (ii) amend or modify the provisions of Section 3 thereof or otherwise add other similar adjustment provisions to the terms thereof.

(c)           No Credit Party shall change or amend the terms of any Material Contract if the effect of such amendment would have a material adverse effect on any Credit Party, the Agent or Lenders.

(d)           No Credit Party shall agree to modify, terminate, amend, alter or cancel any Theatre Lease without the prior written consent of the Agent (not to be unreasonably withheld, delayed or conditioned by Agent) if such modification, termination, amendment, alteration or cancellation would have a material adverse effect on any Credit Party, Agent or the Lenders.

6.18           Holdings.  Holdings shall not engage in any trade or business, or own any assets (other than Stock of its Subsidiaries and cash and cash equivalents) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations and Indebtedness owing to any Credit Party).

7.      TERM

7.1           Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2           Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16,  and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1           Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Borrower (i) fails to make any payment of principal of the Loans when due and payable, (ii) fails to make any payment in respect of interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable within three (3) days of the due date thereof, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.

(b)           Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.13 or 6, or any of the provisions set forth in Annexes C or G, respectively.

(c)           Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more.

(d)           Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more following the earlier to occur of (i) knowledge by Borrower of such failure or neglect and (ii) the receipt of written notice from Agent of such failure or neglect.

(e)           A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f)           Assets of any Credit Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(g)           A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(h)           Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(i)           A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(j)           except pursuant to a release or termination expressly permitted under any Loan Document, any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(k)           Any Change of Control occurs.

(l)           Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of Borrower generating more than 25% of Borrower's revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than sixty (60) days.

(m)           Any Theatre Lease with respect to any movie theater or theaters generating more than 25% of Borrower's revenues for the Fiscal Year preceding is terminated or otherwise is failed to be renewed.

(n)           Any material default or breach by Borrower occurs and is continuing under any Material Contract or any Material Contract shall be terminated for any reason and such Material Contract is not replaced within 90 days of such termination.

(o)           Reading shall fail to pay Borrower’s corporate overhead expenses pursuant to the terms of the Reading Management Agreement.

(p)           Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

8.2           Remedies.

(a)           If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Revolving Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Event of Default is continuing.  If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b)           If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(g) or (h), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3           Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.      ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1           Assignment and Participations.

(a)           Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers, the other Credit Parties and Agent and when Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the Credit Parties (in each case, except for those provisions of this Article 9 relating solely to Agent), Agent, each Lender and L/C Issuer and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 9.7), none of Holdings, the Borrower, the other Credit Parties, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Right to Assign.  Subject to compliance with clause (c) below, each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) (each, a “Sale”) to any of the following Persons (each an “Eligible Assignee”) (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) such Sales do not have to be ratable between the facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a facility, and (y) for each facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment Agreement) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower and Agent.

(c)           Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment Agreement via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment Agreement) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), the applicable tax forms required to be delivered pursuant to Section 1.15(c) and payment of an assignment fee in the amount of $3,500; provided, that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 9.1(b)(iii), upon Agent (and the Borrower, if applicable) consenting to such Assignment Agreement, from and after the effective date specified in such Assignment Agreement, Agent shall record or cause to be recorded in the Register the information contained in such Assignment Agreement.

(d)           Effectiveness.  Subject to the recording of an Assignment Agreement by Agent in the Register pursuant to Section 9.1(h) (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents.

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 9.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities or Indebtedness by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)           Participants and SPVs.  In addition to the other rights provided in this Section 9.1, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan B, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and Agent, the other Lenders and the L/C Issuer towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 1.13(b), 1.15 and 1.16, but only to the extent such participant or SPV delivers the tax forms such Lender is required to deliver pursuant to Section 1.15(c) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (iv) of Section 11.2(c) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(c)(v).  No party hereto shall institute (and each Credit Party shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnified Person against any Indemnified Liability that may be incurred by, or asserted against, such Indemnified Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Indemnified Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(h)           Agent, acting solely for this purpose as a nonfiduciary agent of the Credit Parties, shall maintain at one of its offices in Alpharetta, Georgia, or such other location as Agent shall notify Lenders in writing, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, however, each Lender shall only be entitled to inspect an excerpt of the Register containing information relating to such Lender and such Lender’s Loans and Commitments.  In the case of any assignment not reflected in the Register, the assigning Lender agrees that it shall maintain a comparable register as a non-fiduciary agent of the Credit Parties.

(i)           Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

(j)           Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

9.2           Appointment of Agent.  GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents or required by applicable law, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it in accordance with this Agreement or in accordance with any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable.

9.3           Agent's Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4           GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.  GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

9.5           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6           Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted by any third party or any Credit Party against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith, including, without limitation, any and all losses arising in connection with Electronic Transmissions hereunder or any other Loan Document with respect hereto or thereto or the use of E-Systems by the parties hereto (as well as any failures of any Lender’s, any Credit Party’s or any other Person’s Equipment, software or services in connection with such Electronic Transmissions and/or E-Systems); provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7           Successor Agent.  Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8           Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16).  Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9           Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)           Advances; Payments.

(i)           Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)           Not less than once during each calendar week or more frequently at Agent's election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date  for the benefit of such Lender on the Loans held by it.  To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower.  Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)           Availability of Lender's Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)           Return of Payments.

(i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, or “Requisite Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f)           Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.           SUCCESSORS AND ASSIGNS

10.1           Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.           MISCELLANEOUS

11.1           Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.  Notwithstanding the foregoing, the GE Capital Fee Letter and any market flex provisions contained in the final commitment letter between Agent and Borrower shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2           Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower (and, in the case of the Reading Guaranty, Reading), and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

(c)           No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(v)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty (unless the Stock of the relevant Credit Party is sold in a transaction permitted hereby) or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders”, or “Requisite Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider (or in the case of a Secured Rate Contract arranged by GE Capital or an Affiliate of GE Capital, GE Capital). No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes. Notwithstanding anything to the contrary contained herein, the Loans and Commitments may be increased and/or additional tranches of debt may be added hereunder and may be secured pari passu with the other Obligations upon the written consent of Borrower, Agent and the Requisite Lenders; provided that no Lender’s Commitments or Loans may be increased hereunder without such Lender’s written consent.   Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Requisite Lenders, Agent and Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loan B and Revolving Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.  Any amendments to effectuate the preceding sentence may be made with Agent’s, Requisite Lenders’ and Borrower’s consent only.

(d)           If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)           requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii) and (iii) below being referred to as “Non Consenting Lender”);

(ii)           requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained; or

(iii)           requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3           Fees and Expenses.  Borrower shall reimburse (i) Agent for all fees (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors and any fees incurred for any E-Systems allocated by the Agent in its sole discretion to the Credit Agreement transactions contemplated hereby), costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a)           any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder; provided that Borrower’s obligations under this clause (a) shall be limited to reasonable out-of-pocket fees and expenses;

(b)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction;

(c)           any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d)           any workout or restructuring of the Loans during the pendency of one or more Events of Default;

(e)           the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer); and

(f)           efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; provided that Borrower’s obligations under this clause (f) shall be limited to reasonable out-of-pocket fees and expenses;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4           No Waiver.  Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

11.5           Remedies.  Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6           Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7           Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8           Confidentiality.  Each Lender aggress to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and not designated by any Credit Party as public, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 9.1(f) or participants, direct or contractual counterparties to any Secured Rate Contract permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.8 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.8 and those of any other Contracts entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 11.8 shall govern.

11.9           GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10                      Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission during normal business hours on a Business Day (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, (d) when delivered, if hand-delivered by messenger, or (e) upon transmission, when sent by Electronic Transmission or on the date of such posting in the case of posting to a website, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

Each party hereto hereby authorizes the Agent to transmit, post or otherwise make or communicate, in its sole discretion (and the Agent shall not be required to transmit, post or otherwise make or communicate), Electronic Transmissions in connection with this Agreement; provided, however, that notices to any Credit Party shall not be made by any posting to an Internet or extranet-based site or other equivalent service but may be made by e-mail or E-fax.  Each party hereto hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse and indicates it assumes and accepts such risks by hereby authorizing the Agent to transmit Electronic Transmissions.

Electronic Transmissions that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to or logically associating with such Electronic Transmission an E-Signature.  Each party may rely upon, and assume the authenticity of, any E-Signature contained in or associated with an Electronic Transmission.  No Electronic Transmission shall be denied legal effect merely because it is made electronically.  Each Electronic Transmission shall be deemed sufficient to satisfy any legal requirement for a “writing” and each e-Signature shall be deemed sufficient to satisfy any legal requirement for a “signature”, in each case including, without limitation, pursuant to the Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter.  Each Electronic Transmission containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original.  Each party hereto agrees not to contest the validity or enforceability of an Electronic Transmission or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided however, that nothing herein shall limit a party’s right to contest whether an Electronic Transmission or E-Signature has been altered after transmission.

Each Lender and the Borrower acknowledges that all uses of an E-System will be governed by and subject to, in addition to this clause, separate terms and conditions posted or referenced in such E-System or related agreements executed by such Lender or the Borrower in connection with such use.

The E-Systems and the Electronic Transmissions are provided “as is” and “as available”.  The Agent does not warrant the accuracy, adequacy or completeness of the E-Systems and the Electronic Transmissions and disclaims liability for errors or omissions therein.  No Warranty of any kind is made by the Agent in connection with the E-Systems or the Electronic Communications, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects.  Each Lender and the Borrower acknowledge that the Agent shall have no responsibility for maintaining or providing any equipment, software, services and testing required in connection with all Electronic Transmissions or otherwise required for such e-System.

11.11                      Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12                      Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13                      WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14                      Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15                      Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16                      Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17                      No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER

CONSOLIDATED AMUSEMENT THEATRES, INC.

By:           /s/ Andrzej Matyczynski
Name:      Andrzej Matyczynski
Title:        CFO

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:           /s/ General Electric Capital Corporation
Duly Authorized Signatory

BANK OF HAWAII

By:           /s/ Linda R. Ho
Name:      Linda R. Ho
Title:        Vice President

CENTRAL PACIFIC BANK

By:           /s/ Garrett Grace
Name:      Garrett Grace
Title:        Vice President

AMERICAN SAVINGS BANK

By:           /s/ Danford H. Oshima
Name:      Danford H. Oshima
Title:        Vice President

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

CONSOLIDATED AMUSEMENT HOLDINGS, INC.

By: /s/ Andrzej Matyczynski
Name: Andrzej Matyczynski
Title: Chief Financial Officer

READING CINEMAS NJ, INC.

By: /s/ Andrzej Matyczynski
Name: Andrzej Matyczynski
Title: Treasurer

ANNEX A (Recitals)
to
CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Acquisition” means the acquisition of the Acquired Theatres and related assets of Sellers pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Asset Purchase and Sale Agreement dated as of October 4, 2007, by and among Sellers, Michael Forman and Christopher Forman, Borrower and Reading.

“Acquired Theatres” means, collectively theatres in the following locations (i) Rohnert Park, (ii) Valley Plaza, (iii) Grossmont, (iv) Town Square, (v) Kaahumanu, (vi) Kukui Mall (subject to landlord consent to assignment of lease), (vii) Kapolei, (viii) Koko Marina, (ix) Ko’olau, (x) Mililani, (xi) Pearlridge, (xii) Ward and (xiii) Kahala.

 “Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex C.

“Additional Lender” has the meaning ascribed to it in Section 1.1(c).

“Advance” means any Revolving Credit Advance.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Margins” means collectively the Applicable Index Margin and the Applicable LIBOR Margin.

“Applicable Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Loans, as determined by reference to Section 1.5(a).

“Applicable LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Loans, as determined by reference to Section 1.5(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or

(iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment Agreement” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.1 (with the consent of any party whose consent is required by Section 9.1), accepted by Agent, in substantially the form of Exhibit 9.1(a), or any other form approved by Agent.

“Assumption Agreement” has the meaning ascribed to it in Section 1.1(c).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrower Pledge Agreement” means the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging the Stock of its Subsidiaries described therein, if any, and all Intercompany Notes owing to or held by it.

“Borrowing Availability” means as of any date of determination the Maximum Amount less the Revolving Loan then outstanding.

“Business” means the operation by the Credit Parties of full length motion picture cinemas and associated and ancillary activities in connection therewith.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Georgia and/or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP but excluding expenditures (i) in respect of the consummation of the Acquisition and Permitted Acquisitions, (ii) constituting amounts constituting proceeds that are reinvested in the business of the Credit Parties in accordance with the terms hereof and (iii) any tenant improvement allowance or landlord contributions to tenancy buildouts (to the extent paid for or reimbursed by the landlord).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Interest Expense” shall mean for any period, cash Interest Expense paid or accrued on Total Debt for such period.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“Change of Control” means any event, transaction or occurrence as a result of which (a) any person or group of persons (within the meaning of the Securities  Exchange Act of 1934) other than the Cotter Family shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the issued and outstanding shares of capital Stock of Reading having the right to vote for the election of directors of Reading under ordinary circumstances and the Cotter Family shall cease to beneficially own and control at least 51% of the issued and outstanding shares of capital Stock of Reading having the right to vote for the election of directors of Reading under ordinary circumstances; (b) Reading ceases to own and control all of the economic and voting rights associated with ownership of at least one hundred percent (100%) of all classes of the outstanding capital Stock of Holdings on a fully diluted basis; (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower or (d) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of its Subsidiaries, except in connection with a transaction permitted hereby.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Date” means February 21, 2008.

“Closing Equity Contribution” means the direct or indirect capitalization of Borrower with at least $22,500,000 of cash equity from Reading on or prior to the Closing Date.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Assignments” means each collateral assignment agreement made in favor of Agent, on behalf of itself and Lenders, by any Credit Party, in form and substance acceptable to Agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Collateral Assignments and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number  502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) February 21, 2013, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender's  Revolving Loan Commitment and Term Loan B Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments and Term Loan B Commitments, which aggregate commitment shall be Fifty Five Million Dollars ($55,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contributed Capital” means as of any date of determination, the sum of (a) the principal amount of the Loans as of the Closing Date minus  principal payments paid or payable in respect of the Term Loan as of such date, minus the aggregate principal amount of all mandatory prepayments as of such date in respect of the Revolving Loans with respect to which there was a concurrent mandatory Revolving Loan Commitment reduction in the amount of such prepayment, (b) the original principal amount of the Reading Note as of the Closing Date minus the amount of all reductions in the principal amount of the Reading Note as a result of adjustments made as of such date pursuant to Section 3 of the Reading Note plus (c) $1,500,000.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Cotter Family” means Mr. James J. Cotter, Ms. Ellen M. Cotter, Mr. James J. Cotter, Jr.,  Ms. Margaret Cotter, their spouses or lineal descendants, the estates of any of the foregoing Persons and any trusts established for the benefit of the foregoing Persons and any corporation, limited liability company, limited partnership or similar entity of which 100% of the Stock of such Person is owned beneficially and of record by any one or more of the foregoing.

“Credit Parties” means Holdings, Borrower, and each of their respective Subsidiaries.

“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

“Current Liabilities” means, with respect to any Person, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balance of the Revolving Loan.

“Dallas Theatre Contribution” means the contribution of the theater located at the Mockingbird Station Shopping Center, Dallas, Texas, by Reading to Holdings and thereafter by Holdings to Borrower on the Closing Date pursuant to the Dallas Theatre Contribution Documents.

“Dallas Theatre Contribution Documents” means (i) that certain Assignment and Assumption Agreement by and between Citadel Cinemas, Inc., a Nevada corporation, and Reading International Services Company, a California corporation, dated on or about the date hereof, (ii) that certain Assignment and Assumption Agreement by and between Reading International Services Company, a California corporation, and Reading Consolidated Holdings Inc., a Nevada corporation, dated on or about the date hereof, (iii) that certain Assignment and Assumption Agreement by and between Reading Consolidated Holdings Inc., a Nevada corporation, and Consolidated Amusement Holdings, Inc., a Nevada corporation, dated on or about the date hereof, (iv) that certain Assignment and Assumption Agreement by and between Consolidated Amusement Holdings, Inc., a Nevada corporation, and Consolidated Amusement Theatres, Inc., a Nevada corporation, dated on or about the date hereof, (v) that certain Unanimous Written Consent of Directors of Reading International, Inc., dated on or about the date hereof, (vi) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Citadel Cinemas, Inc., dated on or about the date hereof, (vii) that certain Joint Unanimous Written Consent of Directors and Shareholders of Reading International Services Company,

dated on or about the date hereof, (viii) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Reading Consolidated Holdings, Inc., dated on or about the date hereof, and (ix) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Consolidated Amusement Holdings, Inc., dated on or about the date hereof.

 “Debt Service” means, with respect to any Person for any fiscal period, an amount equal to the sum of (a) Cash Interest Expense for such period and (b) the scheduled amortization of any outstanding Indebtedness during such period.

 “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Default Rate Notice” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

 “Domestic Subsidiary” means any direct or indirect Subsidiary of Holdings that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain or loss during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, and all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains, charges, items and other non-cash purchase accounting adjustments that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) other non-cash charges, items and any non-cash purchase accounting adjustments (excluding bad debt write-offs and reserves) for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person or any of its Subsidiaries of any Stock and (vii) transaction expenses associated with the consummation of the Acquisition and any Permitted Acquisition, in each case to the extent such expenses are deducted from net income in accordance with GAAP and as approved by Agent.

 For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) [reserved]; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“EBITDAR” means, with respect to any Person for any period, without duplication, an amount equal to (a) EBITDA for such period, plus (b) Lease Expense for such period.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each notice, request, instruction, demand, report, authorization, agreement, document, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, Internet or extranet-based site or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any Affiliate of the Agent or any other Person.

“Eligible Assignee” has the meaning ascribed to it in Section 9.1(b).

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including, without limitation, the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept the Electronic Transmission.

“E-Systems” means any electronic system such as an Internet or extranet-based site (including, without limitation, IntralinksTM), whether owned, operated or hosted by the Administrative Agent, any Affiliate of the Agent or any other Person, providing for access to data protected by passcodes or other security systems.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Cash Flow” means, without duplication, with respect to any Fiscal Year of Borrower and its Subsidiaries, consolidated EBITDA of Borrower (a) plus decreases or minus increases (as the case may be) in Working Capital, minus (b) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (c) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense), minus (d) scheduled principal payments paid or payable in respect of borrowed money, minus (e) the aggregate amount of all optional prepayments in respect of the Loans (provided, in the case of a prepayment of the Revolving Loans, that there is a concurrent Revolving Loan Commitment reduction in the amount of such prepayment), plus or minus (as the case may be), (f) extraordinary gains or losses which are cash items not included in the calculation of net income plus (g) taxes deducted in determining consolidated net income to the extent not paid for in cash, minus (h) Permitted Tax Distributions.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated and, if applicable and if requested by Agent, consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) Debt Service for such period, plus (b) income taxes paid or payable in cash with respect to such fiscal period (including Permitted Tax Distributions), plus (c) Capital Expenditures during such period (excluding the financed portion thereof), plus (d) Lease Expense for such period.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDAR to Fixed Charges.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Subsidiary” means any Subsidiary organized in a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of October 4, 2007, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means any “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Holdings Guaranty, the Reading Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means Holdings, Reading, each Subsidiary of Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

“Holdings” has the meaning ascribed thereto in the recitals to the Agreement.

“Holdings Guaranty” means the guaranty of even date herewith executed by Holdings in favor of Agent and Lenders.

“Holdings Pledge Agreement” means the Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrower and its other Subsidiaries and all Intercompany Notes owing to or held by it.

“Incremental Term Loan B Facility” has the meaning ascribed to it in Section 1.1(c).

“Incremental Facility Effective Date” has the meaning ascribed to it in Section 1.1(c).

 “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding (1) deferred compensation, (2) film rent payable and (3) obligations to trade creditors incurred in the ordinary course of business, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.   Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

 “Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA to Cash  Interest Expense.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any

Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the last Business Day of each quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

 “Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party,  including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Kahala Management Agreement” means that certain Management Agreement, dated as of February 21, 2008, by and between Borrower and Consolidated Amusement Theatres, Inc., a Hawaii corporation, in form and substance reasonably satisfactory to Agent.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Lease Expense” means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

“Lenders” means (a)  GE Capital, the other Lenders named on the signature pages of the Agreement, any Additional Lenders, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Agent for the benefit of the Lenders under the Collateral Documents, a Person to whom any Obligations in respect of a Secured Rate Contract are owed.  For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Loan Document.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.

“Letters of Credit” means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Leverage Ratio” means, with respect to Borrower, on a consolidated basis, the ratio of (a) Total Debt as of any date of determination (including the average daily closing balance of the Revolving Loan for the thirty (30) days preceding and including any date of determination), to (b) EBITDA.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower's irrevocable notice to

Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           [reserved]

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           Borrower shall select LIBOR Periods so that there shall be no more than 6 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a LIBOR Business Day, in which event the next succeeding LIBOR Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Reuters, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, collateral assignment, deposit arrangement, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the GE Fee Capital Letter, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan and the Term Loan B.

“Loan to Contributed Capital Ratio” means as of any date of determination, the outstanding principal amount of Loans as of such date divided by the amount of Contributed Capital as of such date.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Manville Theatre Contribution” means the contribution of the theater located at 180 N. Main Street, Manville, New Jersey, by Reading to Holdings and thereafter by Holdings to Borrower on the Closing Date pursuant to the Manville Theatre Contribution Documents.

“Manville Theatre Contribution Documents” means (i) that certain Unanimous Written Consent of Reading International, Inc., dated on or about the date hereof, (ii) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Citadel Cinemas, Inc., dated on or about the date hereof, (iii) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Reading International Services Company, dated on or about the date hereof, (iv) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Reading Consolidated Holdings, Inc., dated on or about the date hereof, and (v) that certain Joint Unanimous Written Consent of Directors and Sole Shareholder of Consolidated Amusement Holdings, Inc., dated on or about the date hereof.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

 “Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower, as Applicant, and GE Capital, as Issuer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial or other condition of the Credit Parties taken as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or the other Loan Documents, or the ability of the Credit Parties to perform their obligations under the Loan Documents, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $1,500,000 shall constitute a Material Adverse Effect.

“Material Contracts” means any agreement or arrangement to which any Credit Party is a party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Indebtedness in an aggregate principal amount of $500,000 or more.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgages” means each of the mortgages, deeds of trust, deed to secure debt, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Revolving Notes and the Term B Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable)

owing by any Credit Party to Agent, any Lender or any Secured Swap Provider, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents or any Secured Rate Contract.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender in accordance with the terms of the Agreement, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement, any of the other Loan Documents or any Secured Rate Contract.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

 “Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet delinquent or that remain payable without penalty or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money  securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) workers', mechanics'  or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business the assets in the possession of the beneficiary of such liens; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(i) so long as any such attachment or judgment lien is subordinate to the Agent’s Liens; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement; (k) Liens arising under leases, subleases, licenses and rights to use granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Credit Parties; (l) any (1) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (2) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (3) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (2), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease; (m) non-material Liens described on a title report delivered in connection with a Mortgage required to be delivered hereunder, so long as such Liens do not secured Funded Debt; and (n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

“Permitted Tax Distributions” shall mean, for any period in which Holdings and Borrower are part of a group filing consolidated or combined federal, state and/or local income tax returns of which a direct or indirect parent of Holdings is the common parent, payments, dividends or distributions by Borrower to Holdings and by Holdings to its parent company to permit the parent of such group to pay the share of consolidated or combined federal, state or local income taxes attributable to the income of Holdings, Borrower and/or its Subsidiaries (as the case may be); provided that such payments are not in excess of the aggregate of the maximum U.S. federal, state and local income tax liability of Holdings, Borrower and their Subsidiaries (assuming that each is taxed at the maximum permissible U.S. federal and applicable state and local rates, computed in accordance with the Code as though each of Holdings, Borrower and their Subsidiaries had filed a separate return.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreements” means the Borrower Pledge Agreement, the Holdings Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Prior Lender” means Bank of America, N.A.

“Prior Lender Obligations” means those certain obligations owing to the Prior Lender as of the date hereof.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit

Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or  (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of January 1, 2008 after giving pro forma effect to the Related Transactions.

“Projections” means Borrower's forecasted consolidated:  (a) profit and loss statements; (b) cash flow statements; and (c) capitalization statements, all prepared on a Subsidiary by Subsidiary or theatre by theatre basis, if applicable, and otherwise consistent with the historical Financial Statements of Sellers with respect to the Acquired Theatres and Reading with respect to the Manville Theatre and the Dallas Theatre, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan B, the percentage obtained by dividing (i) the Term Loan B Commitment of that Lender by (ii) the aggregate Term Loan B Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

 “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Reading” means Reading International, Inc., a Nevada corporation.

“Reading Guaranty” means the guaranty of even date herewith executed by Reading in favor of Agent and Lenders.

“Reading Management Agreement” means that certain Management Agreement, dated as of May 30, 2007 by and between Borrower and Reading, in form and substance reasonably satisfactory to Agent.

“Reading Note” means that certain Promissory Note, dated as of February 22, 2008, in the principal amount of $21,000,000 made by Reading in favor of Nationwide Theatres Corp., as be amended from time to time in accordance with the terms hereof.

“Real Estate” has the meaning ascribed to it in Section 3.6.

 “Register” has the meaning ascribed to it in Section 1.9(h).

 “Related Transactions” means the initial borrowing under the Revolving Loan, if any, and the Term Loan B on the Closing Date, consummation of the Acquisition, the Closing Date Equity Contribution, Manville Theatre Contribution, the Dallas Theatre Contribution, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Acquisition Agreement, the Manville Theatre Contribution Documents, the Dallas Theatre Contribution Documents, the Unanimous Written Consent of the Board of Directors of Reading Consolidated Holdings, Inc., dated on or about the date hereof, and the Unanimous Written Consent of the Board of Directors of Consolidated Amusement Holdings, Inc., dated on or about the date hereof, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

“Responsible Financial Officer” means the Borrower’s chief financial officer.

“Responsible Officer” means the Borrower’s chief executive officer, chief operating officer or chief financial officer.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur

Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Five Million Dollars and No/100 ($5,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“Sale” has the meaning ascribed to it in Section 9.1(h).

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Secured Rate Contract” means any Rate Contract between Borrower and a Secured Swap Provider.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Sellers” means collectively, Pacific Theaters Exhibition Corp., a California corporation, and Consolidated Amusement Theaters, Inc., a Hawaii corporation.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose-funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

 “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by each Subsidiary of Borrower in favor of Agent, on behalf of itself and Lenders.

 “Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

"Target" has the meaning ascribed to it in Section 6.1.

 “Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loans have been repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

“Term Lenders” means those Lenders having Term Loan B Commitments.

“Term Loan B” has the meaning assigned to it in Section 1.1(b)(i).

“Term Loan B Commitment” means (a) as to any Lender with a Term Loan B Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan B Commitment, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Fifty Million Dollars and No/100 ($50,000,000) on the Closing Date.  After advancing the Term Loan B, each reference to a Lender's Term Loan B Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan B.

“Term B Note” has the meaning assigned to it in Section 1.1(b)(i).

“Theater Acquisition” means, whether in a single transaction or a series of transactions, (a) any purchase, lease, assumption of lease or other acquisition of, or any payment, cash outlay, expense, expenditure or Capital Expenditure in respect of the purchase or other acquisition of, an existing movie theater or cinema; (b) any purchase, lease, assumption of lease or other acquisition of any Real Property for the purpose of developing, building, or constructing any movie theater, complex (whether single or multiple viewing screens) or cinema or (c) the development, building or construction of any movie theater, complex (whether single or multiple viewing screens) or cinema at any location where a movie theater did not exist immediately prior to the commencement of such development, building or construction.

“Theatre Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person for the purpose of operating a movie theater.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Debt” means, with respect to any Person, all Indebtedness of such Person as of the date of determination (excluding therefrom (a) Indebtedness described in clauses (f) and (g) of the definition of Indebtedness and (b) all operating leases).

 “Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Working Capital” means the average of Borrower's Current Assets less Current Liabilities for the first three months of each Fiscal Year compared to the average of Borrower's Current Assets less Current Liabilities for the last three months of such Fiscal Year.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)
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CREDIT AGREEMENT

LETTERS OF CREDIT

(a)           Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for Borrower's account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) One Million Dollars and No/100 ($1,000,000) (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances.  No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

(b)(i)  Advances Automatic; Participations.  In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement.  The failure of any Revolving Lender to make available to Agent for Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender's Pro Rata Share of any such payment.

(ii)           If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(g) or (h) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all

Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance.  Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

(c)           Cash Collateral.  (i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding.  Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent.  The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent.  Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.  The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii)           If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent in its sole discretion.

(iii)           From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.

(iv)           Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to Borrower or as otherwise required by law.  Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(d)           Fees and Expenses.  Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable LIBOR Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the last day of each quarter and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such customary fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)           Request for Incurrence of Letter of Credit Obligations.  Borrower shall give Agent at least two (2) Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation.  The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit in the form Exhibit B-1 attached hereto.  Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

(f)           Obligation Absolute.  The obligation of Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable.  Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)           any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii)           the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)           any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)           payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)           any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)           the fact that a Default or an Event of Default has occurred and is continuing.

(g)           Indemnification; Nature of Lenders' Duties.

(i)           In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Agent or such Lender as finally determined by a court of competent jurisdiction.

(ii)           As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct as finally determined by a court of competent jurisdiction in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder or under the Agreement.

(iii)           Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer, including an Application and Agreement for Documentary Letter of Credit or a Master Documentary Agreement and a Master Standby Agreement entered into with Agent.

ANNEX C (Section 1.8)
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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Each Credit Party shall, and shall cause its Subsidiaries to, establish and maintain the bank account arrangements described below:

(a)           On or before the Closing Date and until the Termination Date, Borrower and each other Credit Party shall grant and maintain at all times a perfected Lien in all of its bank accounts, other than its payroll, benefits, trust, petty cash, or other local collection accounts (so long as the proceeds in such local collection accounts are wire transferred at least weekly to a Blocked Account over which Agent has a perfected Lien) or any other deposit account, when taken together with all such other deposit accounts that are not otherwise the subject of perfected Lien in favor of the Agent, where the aggregate credit balances in all such other deposit accounts does not exceed $250,000 at any one time outstanding (all such non-excluded accounts, the “Blocked Accounts”; and, such excluded accounts, the “Excluded Accounts”), to the Agent for the benefit of the Lenders.  All Blocked Accounts, and the banks at which such Blocked Accounts are maintained (each, a “Relationship Bank”) as of the Closing Date are set forth on Disclosure Schedule (3.19).  Borrower shall, and shall cause each other Credit Party to, deposit or cause to be deposited promptly, and in any event no later than the fifth Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment into one or more Blocked Accounts or Excluded Accounts.

(b)           On the Closing Date (or such later date as Agent shall consent to in writing), all Relationship Banks shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and Borrower and the other Credit Parties, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) the Relationship Bank will honor the instructions of the Agent with respect to all Blocked Accounts and the funds therein, and not the instructions of the Credit Parties, except that until the Activation Notice described below is delivered, Credit Parties shall have access to the funds in the Blocked Accounts, and (ii) the Relationship Bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than as expressly set forth in such agreement.  If an Event of Default has occurred and is continuing (any of the foregoing being referred to herein as an “Activation Event”), the Agent shall have the right to notify one or more Relationship Banks that such Relationship Bank should no longer permit the Credit Parties to have access to the funds in the Blocked Accounts (each such notice, an “Activation Notice”), and such notice may authorize the Relationship Banks to immediately forward all amounts received in the Blocked Account to an account in the name of Agent or any Lender specified in the Activation Notice or a subsequent notice from Agent.  From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), Borrower shall not, and shall not cause or permit any other Credit Party to,

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accumulate or maintain cash in any payroll accounts or other accounts in which the Agent does not have a perfected Lien as of any date of determination, other than amounts maintained in the Excluded Accounts.

(d)           So long as no Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank or Blocked Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent.

(e)           The Blocked Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f)           All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)           Borrower shall and shall cause its Subsidiaries, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person in any case that constitute Collateral, and (ii) within five (5) Business Days after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account.  Borrower on behalf of itself and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral shall be deposited directly into Blocked Accounts.

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ANNEX D (Section 2.1(a))
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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.           Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.           Revolving Notes and Term Notes.  Duly executed originals of the Revolving Notes and Term Notes for each applicable Lender, dated the Closing Date.

C.           Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto, including without limitation, a power of attorney executed by each Credit Party.

D.           Security Interests and Code Filings.  (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral, (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements (and those relating to the Prior Lender Obligations which shall be terminated on the Closing Date) and Permitted Encumbrances and (iii) a perfection certificate, duly executed on behalf of each Person who is a Credit Party.

(b)           Evidence reasonably satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of Borrower or any other Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c)           Control Letters from (i) all issuers of uncertificated securities and financial assets held by Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Borrower.

F.           Intellectual Property Security Agreements.  Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security

Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

H.           Holdings Guaranty.  Duly executed originals of the Holdings Guaranty, dated as of the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

I.           Subsidiary Guaranties.  Guaranties executed by and each direct and indirect Subsidiary of Borrower in favor of Agent, for the benefit of Lenders.

J.           Initial Notice of Revolving Credit Advance.  Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

K.           Letter of Direction.  Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loan B and the initial Revolving Credit Advance.

L.           Cash Management System; Control Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party control account agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

M.           Charter and Good Standing.  For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation or organization and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

N.           Bylaws and Resolutions.  For each Credit Party, (a) such Person's bylaws, partnership agreement or operating agreement, as the case may be, together with all amendments thereto and (b) resolutions of such Person's Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

O.           Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

P.           Opinions of Counsel.  Duly executed originals of opinions of (i) Gibson, Dunn & Crutcher LLP, counsel for the Credit Parties, (ii) Kummer Kaempfer Bonner Renshaw & Ferrario, special Nevada counsel for the Credit Parties, (iii) Starn, O’Toole, Marcus & Fisher, special Hawaiian counsel for the Credit Parties, and (iv) Gibson, Dunn & Crutcher LLP, special Texas counsel to the Credit Parties, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, which opinions shall include an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

Q.           Payoff Letter; Termination Statements.  Copies of a duly executed release documentation, in form and substance reasonably satisfactory to Agent, evidencing that the assets to be acquired upon the consummation of the Acquisition have been acquired free and clear of all Liens.

R.           Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4  are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

S.           Pledge Agreements.  Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

T.           Accountants' Letter.  A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

U.           Appointment of Agent for Service.  An appointment of CT Corporation as each Credit Party's agent for service of process.

V.           Fee Letter.  Duly executed originals of the GE Capital Fee Letter.

W.           Officer's Certificate.  Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, dated the Closing Date, stating that, since June 30, 2007 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each of the Borrower individually, and the Credit Parties taken as a whole, will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

X.           Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents (including consents to leasehold mortgages), bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to Section 5.9.

Y.           Mortgages.  Mortgages covering all of the Real Estate (the “Mortgaged Properties”) together with: (a) title insurance policies, landlord estoppel letters, if applicable, and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

Z.            Reading Management Agreement.  Agent and Lenders shall have received a true and complete copy of the Reading Management Agreement.

AA.           Reading Guaranty. Duly executed originals of the Reading Guaranty, dated as of the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

BB.  Audited Financials; Financial Condition.  Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by a Responsible Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.  Agent shall have further received a certificate of a Responsible Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (s) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request.

CC.           Assignment of Representations, Warranties, Covenants, Indemnities and Rights. Agent shall have received a duly executed copy of an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in respect of Borrower's and Reading’s rights under the Acquisition Agreement, which assignment shall be expressly permitted under the Acquisition Agreement or shall have been consented to by the Sellers and other parties to the Acquisition Agreement in writing.

DD.           Master Standby Agreement.  A Master Agreement for Standby Letters of Credit between Borrower and GE Capital.

EE.           Kahala Management Agreement.  Agent and Lenders shall have received a true and complete copy of the Kahala Management Agreement.

FF.           Material Contracts.  Agent and Lenders shall have received a true and complete copy of each Material Contract.

GG.           Collateral Assignments.  Agent and Lenders shall have received duly executed Collateral Assignments for each of the Kahala Management Agreement and the Reading Management Agreement.

HH.           Other Documents.  Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

ANNEX E (Section 4.1(a))
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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

Borrower shall deliver or cause to be delivered to Agent, and upon the request of Agent, to each Lender, the following:

(a)           Monthly Financials.  To Agent and each Lender, if requested by Agent, within thirty (30) days after the end of each Fiscal Month (other than a Fiscal Month that is also the end of a Fiscal Quarter), financial information regarding Borrower and its Subsidiaries, certified by a Responsible Financial Officer of Borrower, consisting of consolidated and, if applicable and if requested by Agent, consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and a summary of Capital Expenditures in each case for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month for each site, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the operating plan (as defined in Annex E, subsection (c)) for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month.  Such financial information shall be accompanied by the certification of a Responsible Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and, if applicable and if requested by Agent, consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b)           Quarterly Financials.  To Agent and each Lender, if requested by Agent, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and, if applicable and if requested by Agent, consolidating financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the operating plan (as defined in Annex E, subsection (c)) for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).  Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and the Loan to Contributed Capital Ratio and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on a consolidated and, if applicable and if requested by Agent, consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)           Operating Plan.  To Agent and each Lender, if requested by Agent, as soon as available, but not later than forty-five (45) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on a theater by theater basis and on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d)           Annual Audited Financials. To Agent and each Lender, if requested by Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and, if applicable and if requested by Agent, (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent.  Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and, if applicable and if requested by Agent, consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)           Management Letters.  To Agent and each Lender, if requested by Agent,  within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)           Default Notices.  To Agent and each Lender, if requested by Agent, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)           SEC Filings and Press Releases.  To Agent and each Lender, if requested by Agent, promptly upon their becoming available, copies of:  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h)           Equity Notices.  To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Stock of such Person.

(i)           Supplemental Schedules.  To Agent, supplemental disclosures, if any, required by Section 5.6.

(j)           Litigation.  To Agent in writing, promptly upon the Chief Financial Officer, Chief Operating Officer or General Counsel of Borrower learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $500,000 over the amount of any applicable insurance coverage, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities that, in any such case, would reasonably be expected to result in liability in excess of $500,000 over any applicable insurance coverage; or (vi) involves any product recall.

(k)           Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 5.4.

(l)           Lease Default Notices.  To Agent, (i) within two (2) Business Days after receipt thereof, copies of any and all default or termination notices received under or with respect to any Theatre Lease, (ii) monthly within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each Theatre Lease which a landlord or bailee waiver has not been obtained, (iii) notice of termination of any Theatre Lease within 30 days prior to the termination of such lease in accordance with its terms and (iv) such other notices or documents as Agent may reasonably request.

(m)           Lease Amendments.  To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to any Theatre Lease.

(n)           Hedging Agreements.  To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

(o)           Commercial Tort Claims.  To Agent, promptly and in any event within two (2) Business Days after the same is acquired by it, notice of any commercial tort claim (as defined in the Code) in excess of $100,000 acquired by it and unless otherwise consented to by Agent, a supplement to this Security Agreement, granting to Agent a Lien in such commercial tort claim.

(p)           Good Standing Certificates.  Upon Agent’s request, after an Event of Default has occurred and is continuing, a good standing certificate from the jurisdiction of incorporation or organization of each Credit Party dated as of a recent date, certifying that such Credit Party is in good standing or in existence, as applicable.

(r)           Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))
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CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a)           To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(b)           [Reserved];

(c)           Borrower, at its own expense, shall deliver to Agent such appraisals  of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(d)           Such other reports, statements and reconciliations with respect to the Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

ANNEX G (Section 6.10)
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CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)           Maximum Capital Expenditures.  Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during any Fiscal Year that exceed $1,000,000 in the aggregate, provided, however, that (i) to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year, the unused amounts from such prior Fiscal Year shall be available for Capital Expenditures in the immediately succeeding Fiscal Year, and (ii) Borrower and its Subsidiaries on a consolidated basis may make Capital Expenditures with respect to the Kapolei facility for purposes of upgrading to stadium seating in an amount not to exceed (x) $1,125,000 in the Fiscal Year ending December 31, 2008, (y) $1,500,000 the Fiscal Year ending December 31, 2009 and (z) $375,000 the Fiscal Year ending December 31, 2010.

 (b)           Minimum Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.2:1.0.

Notwithstanding anything contained herein to the contrary, for purposes of calculating the Fixed Charge Coverage Ratio, Fixed Charges (other than Capital Expenditures) shall equal (i) for the first full Fiscal Quarter completed after the Closing Date, that Fiscal Quarter’s Fixed Charges (other than Capital Expenditures) times four (4), (ii) for the second Fiscal Quarter completed after the Closing Date, the sum of the most recent two Fiscal Quarters’ Fixed Charges (other than Capital Expenditures) times two (2) and (iii) for the third Fiscal Quarter completed after the Closing Date, the sum of the most recent three Fiscal Quarters’ Fixed Charges (other than Capital Expenditures) divided by three (3) and the result multiplied by four (4).

(c)           Maximum Leverage Ratio.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following

Fiscal Quarter	Leverage Ratio
March 31, 2008, June 30, 2008	4.00:1.0
September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009	3.75:1.0
September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010	3.50:1.0
September 30, 2010 and each Fiscal Quarter thereafter	3.25:1.0

(e)  Minimum Interest Coverage Ratio.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, an Interest Coverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not less than:

Fiscal Quarter	Interest Coverage Ratio
March 31, 2008 and June 30, 2008,	2.00:1.0
September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009	2.25:1.0
September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010	2.50:1.0
September 30, 2010 and each Fiscal Quarter thereafter	3.0:1.0

Notwithstanding anything contained herein to the contrary, for purposes of calculating the Interest Coverage Ratio, Interest Expense shall equal (i) for the first full Fiscal Quarter completed after the Closing Date, that Fiscal Quarter’s Interest Expense times four (4), (ii) for the second Fiscal Quarter completed after the Closing Date, the sum of the most recent two Fiscal Quarters’ Interest Expense times two (2) and (iii) for the third Fiscal Quarter completed after the Closing Date, the sum of the most recent three Fiscal Quarters’ Interest Expense divided by three (3) and the result multiplied by four (4).

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial

G-1

covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

G-2

ANNEX H (Section 1.1(d))
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CREDIT AGREEMENT

LENDERS' WIRE TRANSFER INFORMATION

ANNEX I (Section 11.10)
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CREDIT AGREEMENT

NOTICE ADDRESSES

ANNEX J (from Annex A - Commitments definition)
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CREDIT AGREEMENT

Lender(s)	Revolving Loan Commitment	Term Loan B Commitment
General Electric Capital Corporation	$1,636,363.64	$16,363,636.36
Bank of Hawaii	$1,227,272.73	$12,272,727.27
Central Pacific Bank	$1,227,272.73	$12,272,727.27
American Savings Bank	$909,090.90	$9,090,909.10